Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 28, 2012

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114	77-0313235
(Commission File Number)	(IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On February 28, 2012, Cadiz Inc. (the “Company”) made a payment of $1 million (the “Option Payment”) to amend and extend its option agreement with El Paso Natural Gas (“EPNG”) through April 9, 2013 (the “Option Period”).  The option agreement gives the Company the option to purchase an existing underground natural gas pipeline owned by EPNG, which originates near Bakersfield, California, and extends 220 miles into Cadiz, California.  The original option agreement, which was entered into in September 2011 in consideration of a $70 thousand option fee, provided the Company seven months to perform due diligence and determine the feasibility of water transportation uses of the pipeline.  The extension provides the Company time to further analyze its opportunities for the pipeline.  The purchase price of the pipeline during the Option Period is $40 million.  If the Company exercises the option to purchase the pipeline prior to the expiration of the Option Period, $500 thousand of the Option Payment will be credited against the purchase price.

Item 8.01                      Other Events

On February 29, 2012, Cadiz Inc. (the “Company”) issued a press release providing an update on plans to purchase idle natural gas pipelines for conversion to water transmission, including a 220-mile pipeline owned by El Paso Natural Gas, as described above in Item 1.01 of this Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01         Financial Statement and Exhibits

    (d)  Exhibits

99.1 Press Release dated February 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated:  March 1, 2012